SADLER, GIBB & ASSOCIATES, L.L.C.
Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Crown Auto Holdings, Inc.
As independent registered public accountants, we hereby consent to the use of our report dated April 14, 2011, with respect to the financial statements of Crown Auto Holdings, Inc. in its registration statement on Form S-1/A relating to the registration of 3,000,000 shares of common stock. We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ SADLER, GIBB AND ASSOCIATES, LLC
Salt Lake City, UT
January 18, 2012